BUFFETS HOLDINGS, INC. FILES PLAN OF REORGANIZATION

Positions Company to Emerge from Chapter 11 with Stronger Balance Sheet

EAGAN, MN, October 30, 2008 – Buffets Holdings, Inc. today announced that it has filed its proposed Plan of Reorganization and related Disclosure Statement with the U.S. Bankruptcy Court for the District of Delaware. With this filing, the Company is positioned to emerge from Chapter 11 protection during the first quarter of calendar 2009.

Buffets Holdings expects to emerge from its reorganization with a stronger balance sheet, significantly less debt and greater resources to operate effectively and invest in its business. Over the past several months, Buffets Holdings has focused its efforts on right-sizing the organization, including streamlining its portfolio of restaurants and reducing operating expenses across the business.

Having now filed its Plan of Reorganization, Buffets Holdings will focus on securing exit financing to replace its Debtor-in-Possession (DIP) financing when the Company emerges from Chapter 11 and to provide future working capital. The Plan provides for the Company’s existing lenders to become significant shareholders of the Company upon emergence.

Mike Andrews, Chief Executive Officer of Buffets Holdings, said, “The filing of our Plan of Reorganization and Disclosure Statement marks a substantial achievement in the Chapter 11 process. We believe that all of the parties involved will agree that the proposed Plan is a fair and reasonable settlement and compromise of all outstanding issues and provides the best opportunity for maximum recoveries for creditors.”

He continued, “When we emerge from bankruptcy, Buffets Holdings will be stronger and more financially secure. We will have substantially less debt and the right level of resources to operate effectively and make investments that ensure we can continue to deliver the highest quality food, service, and value to our guests.”

Mr. Andrews concluded, “I want to thank our Team Members for their hard work and steady support during this process. Because of their dedication to the Company, we have been able to continue providing outstanding meals and service to our guests, and are now well-positioned to succeed in the future. I would also like to express our appreciation for the continued loyalty of our valued customers, suppliers and business partners.”

Disclosure Statement

The Disclosure Statement filed today includes information about the proposed Plan of Reorganization, financial estimates regarding the Company’s reorganized business enterprise value, and a description of the events leading up to and during Buffets Holdings’ Chapter 11 cases.

Approval of the Disclosure Statement and related voting solicitation procedures, which Buffets Holdings will seek at a future Bankruptcy Court hearing, will permit the Company to solicit acceptances for the proposed Plan of Reorganization and seek confirmation of the proposed Plan of Reorganization by the Bankruptcy Court. Assuming these are achieved, Buffets Holdings expects to emerge from Chapter 11 reorganization in the first calendar quarter of 2009.

Details of Proposed Plan of Reorganization

The Plan of Reorganization and Disclosure Statement may be modified prior to the approval of the Disclosure Statement and as a result of the confirmation process. Key elements of the Plan of Reorganization, as currently proposed and subject to approval by the Bankruptcy Court, include:

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Holders of the Company’s pre-petition senior secured loans will receive, in aggregate, from 93.7% to 96.1% of the newly issued common stock in the reorganized company upon its emergence from Chapter 11.

•	Holders of senior notes and deficiency claims related to the pre-petition senior secured loans will receive, in aggregate, from 3.3% to 5.3% of the newly issued common stock.

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Holders of general unsecured claims will receive, in aggregate, from 0.6% to 1.0% of the newly issued common stock. The estimated recovery for general unsecured claims is expected to be between 1.9% and 3.1% of allowed claims.

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Holders of general unsecured claims of $25,000 or less can participate in a convenience class in which they will receive cash equal to 8% of their allowed claims. Holders of general unsecured claims of greater than $25,000 can elect to reduce their allowed claim to $25,000 so that they can participate in the convenience class.

•	The Company’s current common stock and warrants will be extinguished upon its emergence from Chapter 11.

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It is anticipated that the reorganized company will emerge from bankruptcy as a privately held enterprise, with an initial board of directors comprised of five directors, four of whom will be designated by the Company’s pre-petition lenders. Current CEO Mike Andrews will continue to serve as a director.

Buffets Holdings, Inc. and all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 22, 2008. More information about Buffets Holdings’ reorganization is available in the Company Information section of the Company’s Web site at www.Buffet.com. Claims information and court filings, including the proposed Plan of Reorganization and Disclosure Statement, are available at http://chapter11.epiqsystems.com/buf.

About Buffets Holdings

Buffets Holdings is the parent company of Buffets, Inc., the nation’s largest steak-buffet restaurant company, which currently operates 558 restaurants in 39 states, comprised of 548 steak-buffet restaurants and 10 Tahoe Joe’s Famous Steakhouse® restaurants, and franchises 16 steak-buffet restaurants in six states. The restaurants are principally operated under the Old Country Buffet®, HomeTown Buffet®, Ryan’s® and Fire Mountain® brands. Buffets, Inc. employs approximately 33,000 team members and serves approximately 180 million customers annually. For more information about the Company, please visit our websites at www.Buffet.com and www.Ryansrg.com.

Safe Harbor Statement

The statements contained in this press release that are not historical facts are forward-looking statements, including references to the Company's plans in the context of a bankruptcy reorganization. These and other forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward looking statements. Factors that may cause actual results to differ from the forward-looking statements in general are described in the "Risk Factors / Forward-Looking Statements" section in Buffets Holdings' Form 10-K filed with the Securities and Exchange Commission on September 30, 2008. The statements in this release reflect Buffets Holdings' current beliefs based upon available information. Developments subsequent to this release are likely to cause these statements to become outdated, and no obligation is undertaken to update the information.

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Michael Freitag
Diana Postemsky
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